Exhibit 99.1

AUTOBYTEL RETAINS MERRILL LYNCH TO EVALUATE

STRATEGIC ALTERNATIVES

Irvine, CA – October 24, 2005 – Autobytel Inc. (Nasdaq: ABTL) today announced that it retained the services of Merrill Lynch & Co. to assist the company in exploring strategic alternatives, which may include potential acquisitions of, or mergers with, complementary businesses, as well as a potential sale of the company.

“Autobytel is a pioneer in Internet automotive marketing. We believe that, in order to continue to innovate in this competitive and constantly evolving industry, we need to achieve greater scale,” said Autobytel’s President and Chief Executive Officer, Rick Post. “Accordingly, we have decided to explore strategic alternatives with the goal of maximizing shareholder value and providing best-of-breed services for our customers.”

There can be no assurance that a transaction with a target business or potential buyer will occur. As a matter of policy, we will not comment upon any proposals received from or made to, or the course of any discussions with, any prospective counterparty nor will we comment upon any rumors relating to any of the foregoing.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Carsmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. Autobytel was the most visited new car buying and research destination in 2004, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel Inc. is the only company to achieve top rankings for both its lead management and lead generation services among the nation’s top 100 Internet dealers.

Contact:

Autobytel Inc.

Jennifer Klein, Autobytel Inc., Investor Relations 949.862.1362 (jenniferkl@autobytel.com)

Melanie Webber, Autobytel Inc., Media Relations 949.862.3023 (melaniew@autobytel.com)